Exhibit 10.1

RESTRICTED STOCK UNIT
AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of __________, 20__ (the “Date of Grant”), is made by and between American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and _______________ (the “Grantee”).
WHEREAS, the Company has adopted the American Equity Investment Life Holding Company 2016 Employee Incentive Plan (the “Plan”), pursuant to which the Company may grant Restricted Stock Units (“RSUs”) that are subject to time-based vesting conditions;
WHEREAS, the Company desires to grant to the Grantee the number of RSUs provided for herein;
NOW, THEREFORE, in consideration for the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
Section 1.Grant of Restricted Stock Unit Award
(a)Grant of RSUs. The Company hereby grants to the Grantee __________ RSUs on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Award”).
(b)Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.
(c)Confidentiality. Grantee covenants to keep the terms, amount and fact of this Agreement confidential. Grantee will not disclose any information concerning this Agreement to any person other than Employee’s present attorneys, accountants, tax advisors and/or spouse.
Section 2.Terms and Conditions of Award
The grant of RSUs provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:
(a)Limitations on Rights Associated with Units. The RSUs are bookkeeping entries only. The Grantee shall not have any privileges of a shareholder of the

Company with respect to the RSUs awarded hereunder, including without limitation any right to vote shares of Common Stock underlying the RSUs or to receive dividends or other distributions in respect thereof (except for the dividend equivalent rights provided in Section 2(g) hereof), until the date of the issuance to the Grantee of a share of Common Stock in payment of the RSUs.
(b)Restrictions. The RSUs and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, except by will or the laws of descent and distribution. Any attempt to dispose of any RSUs in contravention of the above restriction shall be null and void and without effect. Upon any attempt by the Grantee to transfer any of the RSUs before the vesting of the RSUs, such RSUs and all of the rights related thereto shall be immediately forfeited by the Grantee without payment of any consideration.
(c)Vesting/Forfeiture; Lapse of Restrictions. Subject to Sections 2(e) and 2(f) below, the restrictions applicable to the RSUs, as described in Section 2(b) hereof, shall lapse with respect to one-hundred percent (100%) of the RSUs on the _____ anniversary of the Date of Grant (the “Vesting Date”).
(d)Timing and Manner of Payment of RSUs. As soon as practicable after the Vesting Date, such RSUs shall be paid by the Company delivering to the Grantee a number of Shares equal to the number of RSUs. The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Affiliates unless the Company is otherwise instructed in writing. The Grantee shall not be required to pay any cash consideration for the RSUs or for any Shares received pursuant to the Award. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed.
(e)Termination of Employment. Except as expressly provided below in Section 2(f) or 2(g), in the event of the termination of the Grantee’s employment or service with the Company or any Affiliate for any reason prior to the Vesting Date, such RSUs held by Grantee shall be automatically forfeited by the Grantee as of the date of termination. (The date of any such termination of the Grantee’s employment or service is referred to in this Agreement as the “Termination Date.”) Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any RSUs that are so forfeited.
(f)Termination Without Cause. In the event of the termination of Grantee’s employment or service with the Company or any Affiliate other than For Cause prior to the Vesting Date, the RSUs shall become fully vested and non-forfeitable as of the date of termination. Any RSUs that vest pursuant to this clause (f) shall be paid as soon as practicable after the date of termination (and in no case more than seventy-four days after).

(g)Corporate Change in Control. In the event of a Corporate Change of Control or Corporate Transaction (each as defined in the Plan) prior to the Vesting Date and while the Grantee remains employed by the Company or its Affiliate, the RSUs shall become fully vested and non-forfeitable as of the date of the Corporate Change in Control or Corporate Transaction. Any RSUs that vest pursuant to this clause (g) shall be paid as soon as practicable after the Corporate Change in Control or Corporate Transaction (and in no case more than seventy-four days after).
(h)Dividend Equivalent Rights. In the event that any dividends are paid on shares of Common Stock during the term hereof, the Grantee shall be credited with dividend equivalent rights in respect of the dividends paid on the shares of the Common Stock subject to the RSUs hereunder. Such dividend equivalent rights will accumulate and shall be paid in cash by the Company on the same date on which the RSU from which the dividend equivalent right is derived is paid, subject to the terms hereof. All such dividend equivalent rights shall be subject to the same vesting requirements that apply to the RSUs from which the dividend equivalent rights are derived.
(i)Payments to “Specified Employees” Under Certain Circumstances. Notwithstanding the provisions of Section 2(d), Section 2(e), Section 2(f) and Section 2(g) hereof, if the Grantee is deemed a “specified employee” (as such term is described in Section 409A of the Code and the treasury regulations thereunder (the “Code”)) at a time when such Grantee becomes eligible for payment upon a “separation from service” with the Company or any of its Affiliates, to the extent required to avoid taxation under Section 409A of the Code, such payments shall be made to the Grantee on the date that is six (6) months following such “separation from service,” or upon the Grantee’s death, if earlier.
(j)Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the RSUs having a Fair Market Value equal to the taxes that the Company determines it or the Employer is required to withhold under applicable tax laws with respect to the RSUs (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method or in the event that the RSUs are paid in cash (as opposed to Shares), the Company may satisfy such withholding and any withholding required in respect of dividend equivalent rights by any one or combination of the following methods:

(i)	by requiring the Grantee to pay such amount in cash or check;

(ii)	by reducing the amount of any cash otherwise payable to Grantee with respect to the RSUs;

(iii)	by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or

(iv)	by allowing the Grantee to surrender shares of Common Stock which have a Fair Market Value equal to the amount required to be withheld.

For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.
Section 3.Miscellaneous
(a)Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee. Notices may also be delivered to the Grantee, during his or her employment, through the Company’s inter-office or electronic mail systems.
(b)No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any Affiliate or shall interfere with or restrict in any way the right of the Company or any Affiliate, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without cause and with or without advance notice.
(c)Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determination shall be final, conclusive and binding upon the Grantee.
(d)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.
(e)Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.
(f)Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.
(g)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.
(h)Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Iowa.

(i)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(j)Recoupment. Notwithstanding any other provision herein, any recoupment or “clawback” policies adopted by the Committee and applicable to equity awards shall apply to the Award and any Shares that may be issued in respect of the Award to the extent the Committee designates the policy as applicable to the Award at the time the policy is adopted.
(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
By Grantee’s signature and the signature of the Company’s representative below this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Date of Grant.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:
Name:
Title:

GRANTEE

[NAME]

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